Filed pursuant to Rule No. 424(b)(3)

File Number 333-107295

PROSPECTUS SUPPLEMENT NO. 8

Reliant Energy, Inc.

(formerly Reliant Resources, Inc.)

$275,000,000

5.00% Convertible Senior Subordinated Notes due 2010

and Shares of Common Stock Issuable upon Conversion of the Notes

This prospectus supplement supplements the prospectus, dated December 11, 2003, of Reliant Energy, Inc., relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the securityholders’ interests) of up to $275,000,000 aggregate principal amount at maturity of notes and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The table of selling securityholders contained in the prospectus is hereby modified to add as follows.

Name	Aggregate Principal Amount at Maturity of the Notes that may be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock that may be Sold (1)	Percentage of Shares of Common Stock Outstanding (2)
Banc of America Securities LLC	$455,000	*	47,689	*

* Less than one percent (1%).

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 104.8108 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes – Conversion of the Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using common stock outstanding as of June 30, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.

Investing in the notes or shares of common stock involves risks that are described in the “Risk Factors” section beginning on page 14 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 27, 2004.

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